Exhibit 5.1

[O’MELVENY & MYERS LLP LETTERHEAD]

December 7, 2010

International Lease Finance Corporation

10250 Constellation Boulevard, Suite 3400

Los Angeles, California  90067

Re:                             $1,000,000,000 Aggregate Principal Amount of 8¼% Senior Notes

due 2020 (the “Notes”) of International Lease Finance Corporation

Ladies and Gentlemen:

We have acted as your special counsel in connection with the issuance and sale of the Notes.  The Notes constitute a series of the debt securities registered on a Registration Statement on Form S-3 (File No. 333-161192) (the “Registration Statement”), filed by International Lease Finance Corporation (the “Company”) under the Securities Act of 1933, as amended.  The Notes are being issued under an Indenture, dated as of August 1, 2006, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 20, 2010, and the Second Supplemental Indenture, dated as of December 7, 2010, each by and between the Company and the Trustee (as so supplemented, the “Indenture”).

On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and when the final terms of a particular Note and of its issuance and sale have been duly established in conformity with the Indenture, and when such Note has been duly executed, authenticated and issued in accordance with the provisions of the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, dated December 2, 2010, among the Company and J.P. Morgan Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, as representatives of the several underwriters, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and, if applicable, is subject to provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed in United States Dollars.

We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

We consent to the incorporation by reference of this opinion in the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP